Exhibit 99.1

For Immediate Release

Contact: Thomas F. Hoffman

                (412) 831-4060

CONSOL Energy Reports Strong Earnings for First Quarter 2006

PITTSBURGH (April 27, 2006) – CONSOL Energy Inc. (NYSE:CNX), a high-Btu bituminous coal and coalbed methane company, reported earnings of $124.4 million, or $1.33 per diluted share, for its first quarter ended March 31, 2006, compared with $75.2 million, or $0.82 per diluted share for the same period a year earlier, an increase of more than 65 percent.

Net cash from operating activities was $152.5 million for the quarter just ended, compared with $95.7 million for the March 2005 quarter, an increase of more than 59 percent.

FINANCIAL RESULTS – Period-To-Period Comparison

	Quarter Ended March 31, 2006	Quarter Ended March 31, 2005
Total Revenue and Other Income	$985.9	$817.0
Net Income	$124.4	$75.2
Earnings Per Share – diluted	$1.33	$0.82
Net Cash from Operating Activities	$152.5	$95.7
EBITDA	$258.9	$159.2
EBIT	$187.1	$95.9
Capital Expenditures	$169.9	$56.9
Other Investing Cash Flows*	$(34.4)	$22.0

In millions of dollars except per share. Amounts for capital expenditures include acquisitions and do not include amounts for equity affiliates. *Other investing cash flows represents net cash used in or (provided by) investing activities less capital expenditures and includes: Additions to mineral leases; Investment in Equity Affiliates and proceeds from sales of assets. Bracketed number indicates cash inflow.

“The first quarter was another very strong quarter for us,” said J. Brett Harvey, president and chief executive officer, “and we are on track to achieve our financial objectives for the year. The pricing environment for our coal is excellent, allowing us to grow our revenues and to achieve our primary goal of expanding our margins.” Total Revenue and Other Income grew nearly 21 percent, primarily on the strength of our coal and natural gas pricing. Operating margins (averaged realized price per ton less operating costs per ton) for CONSOL Energy’s coal operations were more than $15 during the quarter, an increase of almost 16 percent period-to-period, as average coal prices period-to-period were $4.71 per ton higher, the sixth straight quarter CONSOL Energy has reported higher average realized prices compared to the trailing quarter.

Harvey said he was particularly pleased with the period-to-period improvement in net income, given the strong first quarter results for 2005, when net income increased 129 percent, period-to-period, before the effects of an accounting change. “Increasing net income 65 percent after a 129 percent increase in the two period-to-period comparisons, shows the type of earnings power the company’s assets have.”

In addition, he noted that results were strong compared with the previous quarter as well. “As was the case in the fourth quarter last year, our mines ran well, with production for the first quarter at the upper end of our expected range,” Harvey added. “Moreover, our long-term strategy to expand markets for our high-Btu, Northern Appalachia bituminous coal in concert with the completion of scrubber retrofits at numerous power generating units in the Eastern United States continues to be validated in the market.”

Period-To-Period Analysis of Financial Results for the Quarter

Total revenue and other income improved 20.7 percent, primarily reflecting higher realized pricing for both the coal and gas segments.

During the quarter, the company received $21 million of business interruption insurance proceeds related to the skip hoist problem at the Buchanan Mine in September 2005.

Total costs increased 9.0 percent.

Cost of goods sold (including Purchased Gas Costs) increased 6.3 percent, primarily reflecting higher costs for supplies, increased labor costs related to training of new employees, as well as higher contract mining fees and royalties.

Depreciation, depletion and amortization increased 13.3 percent, primarily reflecting various coal assets and other projects placed in service after the 2005 period.

Interest expense decreased $1.1 million, or 15.5 percent, reflecting higher capitalized interest attributable to the increased number of capital projects being funded from operating cash flow in 2006.

Taxes other than income increased 20.9 percent, primarily due to higher severance and other taxes attributable to higher sales prices and higher volumes for the coal and gas segments.

As of March 31, 2006, CONSOL Energy had no short-term debt and had $797 million in total liquidity, which is comprised of $303 million of cash, an available accounts receivable securitization facility of $124 million and $370 million available to be borrowed under its $750 million bank facility.

Coal Operations

	Quarter Ended March 31, 2006	Quarter Ended March 31, 2005
Total Coal Sales (millions of tons)	18.2	17.8
Sales – Company Produced (millions of tons)	17.8	17.4
Coal Production (millions of tons)	18.2	18.2
Average Realized Price Per Ton – Company Produced	$39.80	$35.09
Operating Costs Per Ton	$24.16	$21.55
Non-Operating Charges Per Ton	$4.23	$4.50
DD&A Per Ton	$2.82	$2.51
Total Cost Per Ton – Company Produced	$31.21	$28.56
Operating Margins Per Ton	$15.64	$13.54
Financial Margins Per Ton	$8.59	$6.53

Sales and production includes CONSOL Energy’s portion from equity affiliates and acquisitions. Operating costs include items such as labor, supplies, power, preparation costs, project accruals, subsidence costs, gas well plugging costs, charges for employee benefits (including Combined Fund premium), royalties, production and property taxes. Non-operating charges include items such as charges for long-term liabilities, direct administration, selling and general administration. Amounts may not add due to rounding. Operating margins per ton are defined as average realized price per ton less operating costs per ton. Financial margins per ton are defined as average realized price per ton less total costs per ton – company produced.

Coal segment performance improved in the quarter-to-quarter comparison, driven by substantially higher realized prices and higher sales, and was partially offset by higher unit costs of production.

Sales of company-produced coal increased 0.4 million tons, period-to-period.

Average realized prices increased $4.71, or 13.4 percent, reflecting improved contract and spot pricing for steam and metallurgical coal.

Total costs for company-produced coal increased $2.65 per ton, which was in line with internal company expectations for the first quarter. The company expects total costs to increase year-over-year approximately two percent.

Operating margins (average realized price per ton less operating costs per ton) were $15.64 per ton, an improvement of 15.5 percent period-to-period, while financial margins (average realized price less total costs) were $8.59 per ton, an increase of 31.6 percent period-to-period.

Gas Operations

CNX Gas Corporation (NYSE:CXG), 81.5 percent of which is owned by CONSOL Energy, reported net income to CONSOL Energy of $37.4 million for the quarter ended March 31, 2006. CNX Gas Corporation issued its earnings release on April 26, 2006. Additional information regarding CNX Gas Corporation financial and operating results for the quarter are available in their release and can be found in the investor section of their website: http://www.cnxgas.com

Developments During the Quarter

In January, the acquisition of Mon River Towing and J.A.R. Barge Lines, LP was completed. The combined river and dock operations has 18 towboats and more than 650 barges that are capable of transporting 24 million tons of coal annually.

In February, CONSOL Energy announced that it had entered into a multi-year, multi-million ton coal sales agreement with Duke Power for delivery of high-Btu bituminous coal to various coal-fired power stations in North Carolina beginning in 2007. The coal will be delivered by rail from several Northern West Virginia and Southwestern Pennsylvania mines in the Pittsburgh 8 Seam to Duke Power plants that have completed the installation of flue gas desulfurization equipment (scrubbers).

Moody’s Investors Service upgraded CONSOL Energy’s corporate family rating to Ba2 from Ba3 on March 30, 2006 recognizing the company’s strong operational and financial performance.

In March, John T. Mills, former Senior Vice President and Chief Financial Officer for Marathon Oil Corporation, was elected to the CONSOL Energy Board of Directors.

Outlook

In the tables below, the company provides certain financial and production guidance measures. These measures are based on the company’s current estimates and are subject to change based on changing circumstances and on risks associated with the business that are described at the end of this news release. The company is reiterating its previous production forecasts for the years 2007, 2008 and 2009.

GUIDANCE

	2006 Estimate	2007 Estimate	2008 Estimate	2009 Estimate
COAL
Tons Produced (millions of tons)	69 –72	67 –71	68 –72	74 –78
Tons Committed (millions of tons at Apr. 12, 2006)	67.4	50.4	37.2	28.6
Tons Committed and Priced (millions of tons at Apr. 12, 2006)	67.1	44.5	24.8	9.3
Avg. Realized Price/Ton Committed & Priced	$38.83	$38.79	$41.05	$41.53

2006 Quarterly Production Guidance

	1Q Actual	2Q Estimate	3Q Estimate	4Q Estimate
Coal (millions of tons)	18.2	16.9 –17.9	16.6 –17.6	17.4 –18.4

Supply and demand conditions continue to be favorable for the coal industry as power generators in the United States continue to announce new coal-fueled electric generating capacity projects. According to industry estimates, there are now more than 90 gigawatts of new coal-fueled electric generating capacity scheduled to come on line over the next several years, equating to more than 225 million tons of new domestic coal demand.

In addition, there is a heightened commercial and governmental interest in the coal-to-liquid process due to higher natural gas and oil prices, geopolitical exposure to foreign energy sources and increased worldwide energy demand. Using proven technology, coal liquefaction plants convert raw coal to a liquid fuel while being environmentally compatible with today’s emissions requirements. The United States government has appropriated several billion dollars in loan guarantees for the construction of initial coal-to-liquid facilities, which CONSOL Energy estimates to be 50 million to 70 million tons of additional domestic coal demand.

The forward price curves for Pittsburgh 8 Seam coal, from which about two-thirds of CONSOL Energy’s production is derived, are higher than current spot market prices. Harvey added, “We believe the forward pricing curve is indicative of how the marketplace for our high-Btu coal will evolve. As scrubbers are installed and retrofitted, we believe that the price of Northern Appalachia coal will converge with Central Appalachia pricing.” Harvey said he expects prices for 2007 coal shipments that are yet to be priced will be at least 20% higher than business already booked in 2006 or 2007.

He also noted the competitive advantage CONSOL Energy has on the Upper Ohio River with the expansion of its river and dock operations in January. Currently, more than 15 million tons of coal used by power plants located on the Ohio River system is supplied from Central Appalachia. “As scrubbers are installed on those plants, the expansion of our river transportation operations will give us the ability to expand our customer base for Northern Appalachia coal up and down the Ohio River.”

Harvey contended that the coal sales agreement with Duke Power announced in February was a further validation of the company’s strategy of expanding its markets for Northern Appalachian coal as scrubber retrofits are completed. “Because many of our Northern Appalachia mines are serviced by two railroads, we have the flexibility to penetrate markets that traditionally were not served in the past,” he said. “In this instance, Duke Power locked up a secure source of high-Btu coal that fits neatly with the completion of their scrubber projects and makes pure economical sense.”

He said the company has managed its portfolio of contracts for Northern Appalachia to coincide with the addition of scrubbed power plant capacity being added. “The total number of scrubbed gigawatts that are scheduled to be operational by 2010 continues to grow,” Harvey explained. “We have seen additional announcements for new capacity, acceleration of completion dates for retrofits and the deceleration of a few projects since we first started tracking this. Overall, growth in scrubber capacity is proceeding as we expected, particularly in our key market areas.”

During the first quarter, a decision was made to idle production at the Shoemaker Mine near Moundsville, WV, beginning in mid-April 2006. Previously, the company had announced that the mine would produce coal until the fourth quarter of 2007 before production would be idled. Approximately 170 workers were part of the workforce reduction out of a total of 319 employees. The remaining employees will continue to work on the installation of the new belt haulage system.

“Shoemaker is at a near-term competitive disadvantage because of its older rail haulage and its high sulfur content,” Harvey explained. “That will change once we complete the upgrade of Shoemaker’s haulage system and markets for Shoemaker coal grow.” Harvey said he expects markets for high sulfur coal to improve starting in 2007 as power plant operators complete planned scrubber installations on their existing plants. Plants equipped with scrubbers can burn high sulfur coal and still meet federal and state air quality standards.

“Accelerating the planned idling of the mine makes the best sense economically,” he concluded. “It allows us to focus our efforts on the upgrade of haulage technology while eliminating from our mix, coal that currently has a high cost of production.”

However, if market pricing for Shoemaker coal improves sufficiently before the scheduled completion of the haulage project in early 2009, the company could resume production at the mine using the existing haulage system while continuing to install the upgraded belt haulage.

Harvey concluded that strong cash generation allowed the company to repurchase shares during the quarter. “We repurchased 1.2 million shares at an average price of $64.43 during the quarter.” For the two-year period from January 1, 2006 through December 31, 2007, the company received authorization from its Board of Directors to repurchase up to $300 million of the company’s outstanding common shares.

# # #

CONSOL Energy Inc. has annual revenues of $3.8 billion. The company was named one of America’s most admired companies in 2005 by Fortune magazine. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

Definition: EBIT is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income) and income taxes. EBITDA is defined as earnings (excluding cumulative effect of accounting change) before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. Although EBIT and EBITDA are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating CONSOL Energy because it is widely used to evaluate a company’s operating performance before debt expense and its cash flow. EBIT and EBITDA do not purport to represent cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT or EBITDA identically, the presentation here may not be comparable to similarly titled measures of other companies. Reconciliation of EBITDA and EBIT to the income statement is as follows:

Consol Energy

EBIT & EBITDA

(000) Omitted

	Quarter Ended 3/31/06	Quarter Ended 3/31/05
Net Income	$124,446	$75,212

Add: Interest Expense	5,853	6,924
Less: Interest Income	(3,596)	(745)
Add: Income Taxes	60,387	14,475

Earnings Before Interest & Taxes (EBIT)	187,090	95,866
Add: Depreciation, Depletion & Amortization	71,816	63,379

Earnings Before Interest, Taxes and DD&A (EBITDA)	$258,906	$159,245

For purposes of this press release, references to “CONSOL Energy,” the “company,” “we,” “our,” or “us” or similar words (other than the legal names of companies) shall include CONSOL Energy Inc. and its respective subsidiaries.

Forward-Looking Statements

CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward looking statements made by, or on behalf, of us. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following:

•	the disruption of rail, barge and other systems that deliver our coal, or pipeline systems which deliver our gas;

•	our inability to hire qualified people to meet replacement or expansion needs;

•	the risks inherent in coal mining being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, accidents and weather conditions which could cause our results to deteriorate;

•	uncertainties in estimating our economically recoverable coal and gas reserves;

•	risks in exploring for and producing gas;

•	obtaining governmental permits and approvals for our operations;

•	a loss of our competitive position because of the competitive nature of the coal industry and the gas industry, or a loss of our competitive position because of overcapacity in these industries impairing our profitability;

•	an extended decline in prices we receive for our coal and gas affecting our operating results and cash flows;

•	a decrease in the production of our metallurgical coal or a decrease in the price of metallurgical coal could impact our profitability;

•	the inability to produce a sufficient amount of coal to fulfill our customers’ requirements which could result in our customers initiating claims against us;

•	replacing our natural gas reserves which if not replaced will cause our gas reserves and gas production to decline;

•	costs associated with perfecting title for gas rights in some of our properties;

•	we need to use unproven technologies to extract coalbed methane on some of our properties;

•	location of a vast majority of our gas producing properties in two counties in southwestern Virginia, making us vulnerable to risks associated with having our gas production concentrated in one area;

•	we do not insure against all potential operating risks;

•	other persons could have ownership rights in our advanced gas extraction techniques which could force us to cease using those techniques or pay royalties;

•	reliance on customers extending existing contracts or entering into new long-term contracts for coal;

•	reliance on major customers;

•	our inability to collect payments from customers if their creditworthiness declines;

•	coal users switching to other fuels in order to comply with various environmental standards related to coal combustion;

•	the effects of government regulation;

•	the effects of mine closing, reclamation and certain other liabilities;

•	the coalbeds from which we produce methane gas frequently contain water that may hamper production;

•	increased exposure to employee related long-term liabilities;

•	our participation in multi-employer pension plans may expose us to obligations beyond the obligation to our employees;

•	lump sum payments made to retiring salaried employees pursuant to our defined benefit pension plan;

•	the outcome of various asbestos litigation cases;

•	our ability to comply with laws or regulations requiring that we obtain surety bonds for workers’ compensation and other statutory requirements; and

•	the anti-takeover effects of our rights plan could prevent a change of control.

CONSOL Energy undertakes no obligation to update these statements unless otherwise required by applicable law.

# # #

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS of INCOME

(Dollars in thousands - except per share data)

	Three Months Ended March 31,
	2006	2005
Sales - Outside	$871,591	$730,588
Sales - Purchased Gas	35,768	31,719
Freight - Outside	37,079	30,124
Other Income	41,450	24,557

Total Revenue and Other Income	985,888	816,988
Cost of Goods Sold and Other Operating Charges (exclusive of depreciation, depletion and amortization shown below)	549,550	518,977
Purchased Gas Costs	36,181	31,931
Freight Expense	37,079	30,124
Selling, General and Administrative Expense	20,080	16,389
Depreciation, Depletion and Amortization	71,816	63,379
Interest Expense	5,853	6,924
Taxes Other Than Income	72,000	59,577

Total Costs	792,559	727,301

Earnings Before Income Taxes and Minority Interest	193,329	89,687
Income Taxes	60,387	14,475

Earnings Before Minority Interest	132,942	75,212
Minority Interest	(8,496)	—

Net Income	$124,446	$75,212

Basic Earnings Per Share	$1.35	$0.83

Dilutive Earnings Per Share	$1.33	$0.82

Weighted Average Number of Common Shares Outstanding:
Basic	92,134,693	90,943,236

Dilutive	93,336,637	92,059,791

Dividends Paid Per Share	$0.14	$0.14

CONSOL ENERGY INC. AND SUBSIDIARIES

(Unaudited)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Three Months Ended March 31,
	2006	2005
Operating Activities:
Net Income	$124,446	$75,212
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation, Depletion and Amortization	71,816	63,379
Stock-based Compensation	2,671	440
(Gain) on the Sale of Assets	(914)	(1,933)
Change in Minority Interest	8,496	—
Amortization of Mineral Leases	1,322	2,518
Deferred Income Taxes	(3,390)	708
Equity in Earnings of Affiliates	(106)	(1,986)
Changes in Operating Assets:
Accounts Receivable Securitization	—	(10,000)
Accounts and Notes Receivable	(33,621)	(57,478)
Inventories	(17,247)	(22,575)
Prepaid Expenses	(5,374)	(7,061)
Changes in Other Assets	4,647	3,851
Changes in Operating Liabilities:
Accounts Payable	(19,329)	(4,685)
Other Operating Liabilities	6,479	42,233
Changes in Other Liabilities	12,778	13,568
Other	(198)	(507)

Net Cash Provided by Operating Activities	152,476	95,684

Investing Activities:
Capital Expenditures	(145,102)	(56,869)
Acquisition of Mon River Towing & J.A.R. Barge	(24,750)	—
Additions to Mineral Leases	(3,002)	(3,512)
(Increase) in Restricted Cash	—	(15,000)
Net Investment in Equity Affiliates	225	(5,807)
Proceeds from Sales of Assets	37,121	2,250

Net Cash Used in Investing Activities	(135,508)	(78,938)

Financing Activities:
Payments on Miscellaneous Borrowings	(151)	(47)
Payments on Revolver	—	(1,700)
Tax Benefit from Stock-Based Compensation	31,220	—
Dividends Paid	(12,948)	(12,689)
Issuance of Treasury Stock	3,049	12,527
Purchases of Treasury Stock	(77,103)	—
Stock Options Exercised	1,362	—

Net Cash Used in Financing Activities	(54,571)	(1,909)

Net (Decrease) Increase in Cash and Cash Equivalents	(37,603)	14,837
Cash and Cash Equivalents at Beginning of Period	340,640	6,422

Cash and Cash Equivalents at End of Period	$303,037	$21,259

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) MARCH 31, 2006	DECEMBER 31, 2005
ASSETS
Current Assets:
Cash and Cash Equivalents	$303,037	$340,640
Accounts and Notes Receivable:
Trade	312,841	276,277
Other Receivables	22,947	23,340
Inventories	159,127	140,976
Deferred Income Taxes	143,845	152,730
Prepaid Expenses	69,236	64,537

Total Current Assets	1,011,033	998,500

Property, Plant and Equipment:
Property, Plant and Equipment	7,274,054	7,096,660
Less - Accumulated Depreciation, Depletion and Amortization	3,629,359	3,561,897

Total Property, Plant and Equipment - Net	3,644,695	3,534,763

Other Assets:
Deferred Income Taxes	358,025	367,228
Investment in Affiliates	52,142	52,261
Other	130,707	134,900

Total Other Assets	540,874	554,389

TOTAL ASSETS	$5,196,602	$5,087,652

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands - except per share data)

	(Unaudited) MARCH 31, 2006	DECEMBER 31, 2005
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts Payable	$179,364	$197,375
Current Portion of Long-Term Debt	11,567	4,629
Accrued Income Taxes	35,023	17,557
Other Accrued Liabilities	547,756	584,361

Total Current Liabilities	773,710	803,922

Long-Term Debt:
Long-Term Debt	432,621	438,367
Capital Lease Obligations	37,018	—

Total Long-Term Debt	469,639	438,367
Deferred Credits and Other Liabilities:
Postretirement Benefits Other Than Pensions	1,595,656	1,592,907
Pneumoconiosis Benefits	407,377	411,022
Mine Closing	362,889	356,776
Workers’ Compensation	136,297	134,759
Deferred Revenue	23,023	27,343
Salary Retirement	41,513	33,703
Reclamation	31,400	32,183
Other	133,772	137,870

Total Deferred Credits and Other Liabilities	2,731,927	2,726,563

Minority Interest	108,361	93,444

Total Liabilities and Minority Interest	4,083,637	4,062,296

Stockholders’ Equity:
Common Stock, $.01 par value; 500,000,000 Shares Authorized, 92,562,995 Issued and 91,468,338 Outstanding at March 31, 2006; 92,525,412 Issued and Outstanding at December 31, 2005	926	925
Preferred Stock, 15,000,000 Shares Authorized; None Issued and Outstanding	—	—
Capital in Excess of Par Value	906,536	884,241
Retained Earnings	363,607	252,109
Other Comprehensive Loss	(87,784)	(105,162)
Unearned Compensation on Restricted Stock Units	—	(6,757)
Common Stock in Treasury, at Cost - 1,094,657 Shares at March 31, 2006 and -0- Shares at December 31, 2005	(70,320)	—

Total Stockholders’ Equity	1,112,965	1,025,356

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,196,602	$5,087,652

CONSOL ENERGY INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Dollars in Thousands – except per share data)

	Common Stock	Capital in Excess of Par Value	Retained Earnings (Deficit)	Other Comprehensive Income (loss)	Unearned Compensation on Restricted Stock Units	Treasury Stock	Total Stockholders’ Equity
Balance - December 31,2005	$925	$884,241	$252,109	$(105,162)	$(6,757)	$—	$1,025,356

(Unaudited)
Net Income	—	—	124,446	—	—	—	124,446
Treasury Rate Lock (Net of $13 tax)	—	—	—	(20)	—	—	(20)
Minority Interest in Other Comprehensive Income and Stock-based Compensation of Gas	—	(1,996)	—	(3,954)	—	—	(5,950)
Gas Cash Flow Hedge (Net of ($13,669) tax)	—	—	—	21,352	—	—	21,352

Comprehensive Income (Loss)	—	(1,996)	124,446	17,378	—	—	139,828
Issuance of Treasury Stock	—	(3,734)	—	—	—	6,783	3,049
Purchases of Treasury Stock	—	—	—	—	—	(77,103)	(77,103)
Stock Options Exercised	1	1,361	—	—	—	—	1,362
Tax Benefit from Stock-Based Compensation	—	31,220	—	—	—	—	31,220
Amortization of Stock-Based Compensation Awards	—	2,201	—	—	—	—	2,201
Elimination of Unearned Compensation on Restricted Stock Units	—	(6,757)	—	—	6,757	—	—
Dividends ($.14 per share)	—	—	(12,948)	—	—	—	(12,948)

Balance - March 31, 2006	$926	$906,536	$363,607	$(87,784)	$—	$(70,320)	$1,112,965

SPECIAL INCOME STATEMENT

March 2006 QTR

In Millions

	Three Months Ended March 31, 2006
	COAL
	Produced	Other	Total	Total Gas	Total Other	TOTAL
Sales	$698	$23	$721	$140	$47	$908
Freight Revenue	37	—	37	—	—	37
Other Income	—	29	29	9	3	41

Total Revenue and Other Income	735	52	787	149	50	986

Cost of Goods Sold	427	54	481	59	47	587
Freight Expense	37	—	37	—	—	37
Selling, General & Admin.	14	—	14	3	3	20
DD&A	54	5	59	9	4	72
Interest Expense	—	—	—	—	6	6
Taxes Other Than Income	44	21	65	4	3	72

Total Cost	576	80	656	75	63	794

Earnings Before Income Taxes	$159	$(28)	$131	$74	$(13)	192

Income Tax						(60)

Earnings Before Minority Interest						132
Minority Interest						(8)

Net Income						$124

PRODUCTION REPORT

COAL (Millions of Tons)	1st Quarter 2006 Actual	1st Quarter 2005 Actual
Northern Appalachia	14.2	14.8
Central Appalachia	3.7	3.1
Other Areas	0.3	0.3
Total	18.2	18.2

CONSOL Energy Inc.

Financial and Operating Statistics

	Quarter Ended March 31,
	2006	2005
AS REPORTED FINANCIALS:

Revenue ($ MM)	$985.888	$816.988
EBIT ($MM)	$187.090	$95.866
EBITDA ($ MM)	$258.906	$159.245
Net Income / (Loss) ($ MM)	$124.446	$75.212
EPS(diluted)	$1.33	$0.82
Average shares outstanding - Dilutive	93,336,637	92,059,791

CAPEX ($ MM)	$169.852	$56.869

COAL OPERATIONAL:
# Mining Complexes (end of period)	22	21
# Complexes Producing (end of period)	17	17
Sales (MM tons)-Produced only	17.755	17.400
Average sales price * ($/ton)	$39.80	$35.09
Production income ($/ton)	$8.59	$6.53
Production (MM tons)-Produced only	18.222	18.197
Produced Tons Ending inventory (MM tons)**	2.092	2.280

*	note: average sales price of tons produced
**	note: includes equity companies